EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

CHERRY HILL, NJ, March 2, 2005 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter and full year ended December 31, 2004.

Net revenues for the full year ended December 31, 2004 increased 48% to $71.2 million, compared to $48.0 million for the year ended December 31, 2003. Net income for the full year 2004 was $1.3 million or $0.14 per diluted share, compared to a loss of $5.5 million or ($0.65) per diluted share in 2003. Net revenues for the quarter ended December 31, 2004 decreased 39% to $12.0 million, compared to $19.5 million for the third quarter of 2004. Net loss for the fourth quarter of 2004 was $3.5 million or ($0.40) per diluted share, compared to net income of $1.2 million or $0.14 per diluted share for the third quarter of 2004. Results for the fourth quarter of 2004 include restructuring and other costs of approximately $600,000 or $0.07 per diluted share as a result of the Company's previously announced organizational changes.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "We achieved profitability on a full year basis in 2004 for the first time since 2000. While we were profitable in the first three quarters of 2004, we experienced a significant order decline during the third quarter, which continued into the fourth quarter. This pattern was similar to that experienced by other companies in the semiconductor industry. As a result, we took action in November to further reduce our cost structure with the goal of returning to sustained profitability. In line with the above, bookings for the fourth quarter decreased to $9.3 million, compared to $11.8 million for the third quarter of 2004 and $25.1 million in the second quarter of 2004."

"While we have seen some indications that the fourth quarter may represent a trough, it is still too early to forecast this. In terms of our outlook, based on current customer forecasts we remain cautious about our business prospects for the first quarter of 2005, and expect that our bookings level in the first quarter will be at the same approximate level as the fourth quarter of 2004. Overall, we expect our business environment will remain challenging in 2005. At the same time, we are confident that with our extensive portfolio of proprietary technologies and solutions, along with our streamlined organization and cost structure, inTEST will be able to effectively meet the needs and expectations of the fluid ATE market."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "The cost containment actions we made in November are expected to significantly improve inTEST's competitive position and financial model. While the specific actions we took in the fourth quarter resulted in severance costs, we expect that these actions along with our other cost containment initiatives currently being implemented will reduce our annual operating expense structure by approximately $5.5 to $6.0 million giving inTEST increased operating leverage. For the quarter ending March 31, 2005, we expect net revenues to be in the range of $9.5 million to $11.5 million, with a pre-tax loss in the range of $(0.15) to $(0.25) per diluted share. This guidance is before any additional costs associated with our continued restructuring."

Investor Conference Call / Webcast Details

inTEST will review fourth quarter and full year 2004 results and discuss management's expectations for the first quarter of 2005 and current views of the industry today, March 2, 2005, at 5PM EST. The conference call will be available at www.intest.com and by telephone at (913) 981-5520. A replay will be available from 8PM EST on March 2 through midnight on March 9 at www.intest.com and by telephone at (719) 457-0820. The confirmation identification for both the live call and the replay is 6045568.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Abbas Qasim, 646-536-7014
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2004	12/31/2003	9/30/2004	12/31/2004		12/31/2003
Net revenues	$11,980	$14,845	$19,509	$71,211		$48,028
Gross margin	3,187	5,920	7,783	28,597		18,849
Operating expenses:
Selling expense	3,125	2,956	3,226	12,414		10,190
Engineering and product development expense	1,735	1,745	1,852	7,081		6,402
General and administrative expense	1,736	1,763	1,884	7,436		6,091
Operating income (loss)	(3,409)	(544)	821	1,666		(3,834)
Other income (expense)	(88)	98	36	2		224
Earnings (loss) before income taxes	(3,497)	(446)	857	1,668		(3,610)
Income tax expense (benefit)	(23)	439	(384)	398		1,841
Net earnings (loss)	(3,474)	(885)	1,241	1,270		(5,451)

Net earnings (loss) per share - basic	$(0.40)	$(0.11)	$0.15	$0.14	*	$(0.65)
Weighted average shares outstanding - basic	8,691	8,354	8,500	8,480		8,332

Net earnings (loss) per share - diluted	$(0.40)	$(0.11)	$0.14	$0.14		$(0.65)
Weighted average shares outstanding - diluted	8,691	8,354	8,902	8,804		8,332
Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2004		9/30/2004	12/31/2003
Cash and cash equivalents	$ 7,686		$ 6,953	$ 5,116
Trade accounts and notes receivable, net	6,771		12,045	9,183
Inventories	9,401		10,532	7,332
Total current assets	25,430		31,044	22,939
Net property and equipment	4,554		4,402	4,539
Total assets	33,267	**	38,748	29,977
Accounts payable	2,102		4,804	3,507
Accrued expenses	4,327		4,487	3,391
Total current liabilities	7,002		9,899	7,269
Noncurrent liabilities	47		45	117
Total stockholders' equity	26,118		28,804	22,591

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*    Note: Subsequent to issuing this release, we determined that this number was incorrectly reported as $0.14 per share. The correct net earnings per share - basic is $0.15.
**  Note: Subsequent to issuing this release, we determined that this number was incorrectly reported as $33,267. The correct number for total assets is $33,167.